ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant
TO NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation
Cody Resources

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
50,000,000 shares of commons stock, par value $0.001 per share

4. The number authorized shares and the par value, if any, of each class or series, if any, of shares if after the change:
50,000,000 shares of commons stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
11,538,461 shares for each share currently issued and outstanding

6.  The provisions, if any, for the issuance of the fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded to the nearest whole share

7. Effective date of filing (optional): 3/28/08

8. Officer Signature: X /s/Donald Sampson

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form 78 Articles 2007
Revised on: 01/01/07